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                                                Filed Pursuant to Rule 424(b)(2)
                                                  SEC Registration No. 333-58816


                             PROSPECTUS SUPPLEMENT
                       (To Prospectus Dated May 4, 2001)


                           IRVINE SENSORS CORPORATION


                         700,000 Shares of Common Stock


     We are making an offering under this prospectus of 700,000 shares of our common stock. We are selling the shares of common stock for $1.25 per share. Our common stock is traded on the Nasdaq SmallCap Market under the symbol "IRSN." On November 20, 2001, the closing price of our common stock was $1.35. You should read this prospectus supplement and the related prospectus carefully before you invest.

                                  * * * * * *

Investing in our common stock involves a high degree of risk. You should carefully read and consider the risk factors beginning on page 13 of our prospectus dated May 4, 2001.

                                  * * * * * *

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
             SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.



          The date of this prospectus supplement is November 26, 2001.

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                               TABLE OF CONTENTS

                                                                     Page
                                                                     ----
USE OF PROCEEDS......................................................  3
MARKET FOR OUR COMMON STOCK..........................................  3
DESCRIPTION OF SECURITIES............................................  3
PLAN OF DISTRIBUTION.................................................  3
FORWARD LOOKING STATEMENTS...........................................  3

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                                USE OF PROCEEDS

     The net proceeds from this offering will be approximately $860,000. We plan to use the net proceeds for working capital and general corporate purposes.

                          MARKET FOR OUR COMMON STOCK

     On November 8, 2001, the date on which the offering was priced, the closing price of our common stock, as traded on the Nasdaq SmallCap Market was $1.36. As of November 15, 2001, we had a total of 4,085,526 shares of common stock issued and outstanding.

                           DESCRIPTION OF SECURITIES

     The details of our common stock are contained in the prospectus dated May 4, 2001.

                              PLAN OF DISTRIBUTION

     We are offering 700,000 shares of our common stock for an aggregate purchase price of $875,000. The investors have agreed that until November 26, 2002, they will not, without our written consent (a) sell the shares purchased pursuant to this offering or (b) short sell any of our securities.

     We have not used the services of any placement or other agent in connection with this transaction.

                           FORWARD LOOKING STATEMENTS

     Some of the information in the May 4, 2001 prospectus and this prospectus supplement may be deemed forward looking statements which involve substantial risks and uncertainties. You can identify these statements by forward looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these or similar words carefully because they (1) discuss our expectations about our future performance; (2) contain projections of our future operating results or of our future financial condition; (3) state other "forward looking" information. We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control. The risk factors discussed in "Risk Factors," which can be found beginning on page 13 of the May 4, 2001 prospectus, as well as any cautionary language in that prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward looking statements. You will find additional risks described from time to time in our filings with the Securities and Exchange Commission. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in the risk factors and elsewhere in this prospectus could have a material and adverse effect on our business, results of operations and financial condition and that upon the


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occurrence of any of these events, the trading price of our common stock could decline, and you could lose all or part of your investment. Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward looking statements.















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